                                                              Exhibit 99.B(9)(b)

                         ACCOUNTING SERVICES AGREEMENT

     This Agreement, dated as of the  25th  day of  July , 1996 made by and
                                     ------        ------
between Trainer, Wortham First Mutual Funds, (the "Trust") duly organized and
        -----------------------------------
existing under the laws of the State of Delaware and operating as an open end management investment company registered under the Investment Company Act of 1940, as amended, and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly
                      ------------------------
organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

     WHEREAS, the Trust is authorized by its By-Laws to issue separate series of shares representing interests in separate investment portfolios (the "Series") attached hereto as Schedule "C" and which may be amended from time to time by mutual agreement of the Trust and Fund/Plan; and

     WHEREAS, the Trust desires to appoint Fund/Plan as Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Trust (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records; and

     WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below; and

     WHEREAS, the Trust will provide all necessary information concerning the Series to Fund/Plan so that Fund/Plan may appropriately execute its responsibilities hereunder;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1.  For purposes of this Agreement:
     ----------

     Oral Instructions shall mean an authorization, instruction, approval, item
     -----------------
or set of data, or information of any kind transmitted to Fund/Plan in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking an original signature, by a person or persons reasonably identified to Fund/Plan to be a person or persons authorized by a resolution of the Board of Trustees of the Trust, to give such Oral instructions on behalf of the Trust.

     Written Instructions shall mean an authorization, instruction, approval,
     --------------------
item or set of data or information of any kind transmitted to Fund/Plan in original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to Fund/Plan to be the signature of a person authorized by a resolution of the Board of Trustees of the Trust to give written instructions on behalf of the Trust.

     The Trust shall file with Fund/Plan a certified copy of each resolution of its Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

     Section 2.  To the extent Fund/Plan receives the necessary information from
     ----------
the Trust or its agents by Written or Oral Instructions, Fund/Plan shall maintain and keep current the following Accounts and Records relating to the business of the Trust in such form as may be mutually agreed upon between the Trust and Fund/Plan:

     (a)  Cash Receipts Journal
     (b)  Cash Disbursements Journal
     (c)  Dividends Paid and Payable Schedule
     (d)  Purchase and Sales Journals - Portfolio Securities
     (e)  Subscription and Redemption Journals
     (f)  Security Ledgers - Transaction Report and Tax Lot Holdings Report
     (g)  Broker Ledger - Commission Report
     (h)  Daily Expense Accruals
     (i)  Daily Interest Accruals
     (j)  Daily Trial Balance
     (k)  Portfolio Interest Receivable and Income Journal
     (l)  Portfolio Dividend Receivable and Income Register
     (m) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security.
     (n)  Average Daily Net assets provided on monthly basis.

     The necessary information to perform the above functions and the calculation of the net asset value of each Series as provided below, is to be furnished by Written or Oral Instructions to Fund/Plan daily (in accordance with the time frame identified in Section 7) prior to the close of regular trading on the New York Stock Exchange.

     Section 3.  Fund/Plan shall perform the ministerial calculations necessary
     ----------
to calculate each of the Series' net asset value each day that the New York Stock Exchange is open for business, in accordance with (i) each Series' current Prospectus and Statement of Additional Information and (ii) procedures with respect thereto approved by the Board of Trustees of the Trust and supplied in writing to Fund/Plan. Portfolio items for which market quotations are available by Fund/Plan's use of an automated financial information service (the "Service") shall be based on the closing prices of such Service except where the Trust has given or caused to be given specific Written or Oral Instructions to utilize a different value subject to the appropriate provisions in the Trust's prospectuses and statements of additional information then in effect. All of the portfolio securities shall be given such values as the Trust provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service subject to the appropriate provisions in the Trust's prospectuses and statements of additional information then in effect. Fund/Plan shall have no responsibility or liability for the accuracy of prices quoted by such Service; for the accuracy of the information supplied by the Trust; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. Fund/Plan shall have no responsibility or duty to include information or valuations to be provided by the Trust in any computation unless and until it is timely supplied to Fund/Plan in usable form. Fund/Plan shall record corporate action information as received from the custodian of the Trust's assets (the "Custodian"), the Service, or the Trust. Fund/Plan shall have no duty to gather or record corporate action information not supplied by these sources.

     Fund/Plan will assume no liability for price changes caused by: the investment adviser(s), custodian, suppliers of security prices, corporate action and dividend information, or any party other than Fund/Plan itself.

     In the event an error is made by Fund/Plan which creates a price change of an amount greater than or equal to one half of one percent of the correct net asset value ("NAV"), consideration must be given to the effect of the price change as described below. Notwithstanding the provisions of Section 11, the following provisions govern Fund/Plan's liability for errors in calculating the NAV of the Series:

     If the NAV should have been higher for a date or dates in the past, the error would have the effect of having given more shares to subscribers and less money to redeemers to which they were entitled. Conversely, if the NAV should have been lower, the error would have the effect of having given less shares to subscribers and overpaying redeemers.

     If the error affects the prior business day's NAV only, and if Fund/Plan can rerun the prior day's work before the shareholder statements and checks are mailed, the Trust hereby accepts this manner of correcting the error.

     If the error spans five (5) business days or less, Fund/Plan shall reprocess shareholder purchases and redemptions where redeeming shareholders have been underpaid. Fund/Plan shall assume liability to the Trust for overpayments to shareholders who have redeemed.

     If the error spans more than five (5) business days, Fund/Plan would bear the liability to the Trust for, 1) buying in for excess shares given to shareholders if the NAV should have been higher, or, 2) funding overpayments to shareholders who have redeemed if the NAV should have been lower. The cost of any reprocessing required for shareholders who have been credited with fewer shares than appropriate, or for redeeming shareholders who are due additional amounts of money will also be borne by Fund/Plan.

     Section 4.  For all purposes under this Agreement, Fund/Plan is authorized
     ----------
to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents on behalf of the Trust. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where Fund/Plan receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Trust shall cause the broker/dealer to send a written confirmation to the Custodian. Fund/Plan shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Trust, provided however, that in the event a Written or Oral Instruction received by Fund/Plan is countermanded by a timely received subsequent Written or Oral Instruction prior to acting upon such countermanded Instruction, Fund/Plan shall act upon such subsequent Written or Oral Instruction. The sole obligation of Fund/Plan with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error. To the extent such action requires Fund/Plan to act, the Trust shall give Fund/Plan specific Written Instruction as to the action required.

     Section 5.  The Trust shall cause its Custodian to forward to Fund/Plan a
     ----------
daily statement of cash and portfolio transactions. At the end of each month, the Trust shall cause the Custodian to forward to Fund/Plan a monthly statement of portfolio positions, which will be reconciled with the Trust's Accounts and Records maintained by Fund/Plan on its behalf. Fund/Plan will report any discrepancies to the Custodian, and report any unreconciled items to the Trust.

     Section 6.  Fund/Plan shall promptly supply daily and periodic reports to
     ----------
the Trust as requested by the Trust and agreed upon by Fund/Plan.

     Section 7.  The Trust shall provide and shall require each of its agents
     ----------
(including the Custodian) to provide Fund/Plan as of the close of each business day, or on such other schedule as the Trust determines is necessary, with Written or Oral Instructions (to be delivered to Fund/Plan by 11:00 a.m., Eastern time, the next following business day) containing all data and information necessary for Fund/Plan to maintain the Trust's Accounts and Records and Fund/Plan may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. Fund/Plan, as Transfer Agent, accepts responsibility for providing reports of share purchases, redemptions, and total shares outstanding, on the next business day after each net asset valuation.

     Section 8.  The Accounts and Records, in the agreed-upon format, maintained
     ----------
by Fund/Plan shall be the property of the Trust and shall be made available to the Trust promptly upon request and shall be maintained for the periods prescribed in Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended. Fund/Plan shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic review and audits. Upon receipt from the Trust of the necessary information, Fund/Plan shall supply the necessary data for the Trust or an independent auditor's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Trust and Fund/Plan shall agree upon from time to time.

     Section 9.  In case of any request or demand for the inspection of the
     ----------
records of the Trust, Fund/Plan, shall endeavor to notify the Trust and to secure instructions as to permitting or refusing such inspection. Fund/Plan may however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so after notice to the Trust.

     Section 10.  Fund/Plan and the Trust may from time to time adopt such
     -----------
procedures as agreed upon in writing, and Fund/Plan may conclusively assume that any procedure approved by the Trust or directed by the Trust, does not conflict with or violate any requirements of the Trust's Prospectuses, Trust Instrument, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible for notifying Fund/Plan of any changes in regulations or rules which might necessitate changes in Fund/Plan's procedures, and for working out with Fund/Plan such changes.

     Section 11.
     -----------

          (a) Fund/Plan, its directors, officers, employees, shareholders, and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except losses resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

          (b) Any person, even though also a director, trustee, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, trustee, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Fund/Plan's duties hereunder), to be rendering such services to or acting solely for the Trust, and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though receiving a salary from Fund/Plan.

          (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of:

               (i) any action taken or omitted to be taken by Fund/Plan except matters resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement; or

               (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Trust or upon the written opinion of legal counsel for the Trust or Fund/Plan; or

               (iii) any action taken or omitted to be taken in good faith by Fund/Plan in connection with its appointment, in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their own gross negligence, willful misconduct, bad faith, or reckless disregard its or their own duties hereunder.

            (d)   Fund/Plan shall give written notice to the Trust within thirty
(30) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to so notify the Trust of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Trust of any liability arising from this Section or otherwise, except to the extent failure to give notice prejudices the Trust.

            (e) For any legal proceeding giving rise to this indemnification, the Trust shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within thirty (30) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. If the Trust chooses to defend or prosecute such claim, then the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

     Section 12.  All financial data provided to, processed by, and reported by
     -----------
Fund/Plan under this Agreement shall be stated in United States dollars. Fund/Plan shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or non-U.S. dollar denominated computations relating to the affairs of the Trust.

     Section 13.  The Trust agrees to pay Fund/Plan compensation for its
     -----------
services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and Fund/Plan. The Trust agrees and understands that Fund/Plan's compensation be comprised of two components, payable on a monthly basis, as follows:

            (i) An asset based fee subject to a stated minimum fee, which the Trust hereby authorizes Fund/Plan to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and

           (ii) reimbursement of any reasonable out-of-pocket expenses paid by Fund/Plan on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.

     For the purpose of determining fees payable to Fund/Plan, the value of the Series' net assets shall be computed at the times and in the manner specified in Series' Prospectuses and Statement of Additional Information then in effect.

     During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Trust.

     Section 14.  Nothing contained in this Agreement is intended to or shall
     -----------
require Fund/Plan, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Notwithstanding the foregoing, Fund/Plan shall compute the net asset value of each Series on each day required pursuant to (i) Rule 22c-1 promulgated under the Investment Company Act of 1940, as amended, and (ii) such Series' then-current Prospectus and Statement of Additional Information.

     Section 15.
     -----------

          (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective Date")and shall continue thereafter on a year to year term subject to termination by either Party as set forth in (c) below.

          (b) The fee schedule set forth in Schedule "B" attached shall be fixed for (2) years commencing on the Effective Date of this Agreement and shall continue thereafter subject to review and adjustment of the fee schedule and termination notice as set forth in section (c) below.

          (c) After the initial term of this Agreement, the Trust or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty (180) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

          (d) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Trust by written notice to Fund/Plan in connection with the termination of this Agreement, Fund/Plan shall promptly upon such termination and at the expense of the Trust, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities.

     Section 16.  Except as otherwise provided in this Agreement, any notice or
     -----------
other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

     If to Trainer, Wortham First Mutual Funds:    If to Fund/Plan:
     ------------------------------------------    ----------------

     Trainer, Wortham First Mutual Funds           Fund/Plan Services, Inc.
     845 Third Avenue                              2 West Elm Street
     6th Floor                                     Conshohocken, PA 19428
     New York, NY 10022                            Attention: Kenneth J. Kempf
     Attention: David P. Como                      President
     President

     Section 17.  This Agreement may be amended from time to time by
     -----------
supplemental agreement executed by the Trust and Fund/Plan and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.

     Section 18.  The Trust represents and warrants to Fund/Plan that the
     -----------
execution and delivery of this Agreement by the undersigned officers of the Trust has been duly and validly authorized by resolution of the Board of Trustees of the Trust.

     Section 19.  This Agreement may be executed in two or more counterparts,
     -----------
each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 20.  This Agreement shall extend to and shall be binding upon the
     -----------
parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Trust, authorized or approved by a resolution of its respective Boards of Trustees.

     Section 21.  This Agreement shall be governed by the laws of the
     -----------
Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

     Section 22.  No provision of this Agreement may be amended or modified, in
     -----------
any manner except by a written agreement properly authorized and executed by Fund/Plan and the Trust.

     Section 23.  If any part, term or provision of this Agreement is held by
     -----------
any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of ten type written pages, together with Schedules "A", "B" and "C", to be signed by their duly authorized officers as of the day and year first above written.



Trainer, Wortham First Mutual Funds             Fund/Plan Services, Inc.
-----------------------------------             ------------------------


____________________________________            -------------------------------
By: David P. Como, President                    By: Kenneth J. Kempf, President

                                                                    SCHEDULE "A"
                                                                    ============

                Fund Accounting and Portfolio Valuation Services
                                      for
                      Trainer, Wortham First Mutual Funds

                           Daily Accounting Services
                           -------------------------

 1)  Calculate Net Asset Value ("NAV"):
     ----------------------------------

     . Update the daily market value of securities held by the Trust using Fund/Plan's standard agents for pricing domestic equity and bond securities. The domestic equity pricing services are Reuters, Inc., Muller Data Corporation, J.J. Kenny Co., Inc. and Interactive Data Corporation (IDC). Muller Data, Telerate Systems, Inc. J.J. Kenny Co., Inc. and IDC are used for bond and money market prices/yields. Bloomberg is available and used for price research.
     . Enter limited number of manual prices supplied by the Trust and/or broker.
     . Prepare NAV proof sheet. Review components of change in NAV for reasonableness.
     . Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by the Trust. Verify US dollar security prices exceeding variance levels by notifying the Trust and pricing sources of noted variances.
     . Review for ex-dividend items indicated by pricing sources; trace to general ledger for agreement.
     . Communicate required pricing information, NAV to the Trust's Transfer Agent and, electronically, to NASDAQ.

 2)  Determine and Report Cash Availability to Trust by Approximately 9:30 AM
     ------------------------------------------------------------------------
     Eastern Time:
     ------------
     . Receive daily cash and transaction statements from the Custodian by 8:30 AM Eastern time.
     . Receive previous day shareholder activity reports from the Transfer Agent by 8:30 AM Eastern time.
     .   Fax hard copy cash availability calculations with all details to the
         Trust.
     .   Supply the Trust with 3-day cash projection report.
     . Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the Custodian and the Trust.

 3)  Reconcile and Record All Daily Expense Accruals:
     -----------------------------------------------
     . Accrue expenses based on budget supplied by the Trust either as percentage of net assets or specific dollar amounts.
     .   If applicable, monitor expense limitations established by the Trust.
     .   If applicable, accrue daily amortization of Organizational expense.
     .   If applicable, complete daily accrual of 12b-1 expenses.

 4)  Verify and Record All Daily Income Accruals for Debt Issues:
     -----------------------------------------------------------
     . Review and verify all system generated Interest and Amortization reports.
     . Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

 5)  Monitor Domestic Securities Held for Cash Dividends, corporate actions and
     --------------------------------------------------------------------------
     capital changes such as splits, mergers, spinoffs, etc. and process
     -------------------------------------------------------------------
     appropriately.
     --------------
     . Monitor electronically received information from Muller Data for all domestic securities.
     .   Review current daily security trades for dividend activity.
     . Interface with Custodian to monitor timely collection and postings of corporate actions, dividends and interest.

 6)  Enter All Security Trades on Investment Accounting System (IAS) based on
     ---------------------------------------------------------------
     written instructions from the Trust's advisor.
     .   Review system verification of trade and interest calculations.
     .   Verify settlement through the statements supplied by the Custodian.
     .   Maintain security ledger transaction reporting.
     .   Maintain tax lot holdings.
     .   Determine realized gains or losses on security trades.
     .   Provide complete broker commission reporting.

 7)  Enter All Trust Share Transactions on IAS:
     -----------------------------------------
     .   Process activity identified on reports supplied by the Transfer Agent.
     .   Verify settlement through the statements supplied by the Custodian.
     .   Reconcile to Fund/Plan Services' Transfer Agent report balances.

 8)  Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing
     ---------------------------------------------------------------
     all asset, liability, equity, income and expense accounts)
     .   Post manual entries to the general ledger.
     .   Post custodian bank activity.
     .   Post shareholder and security transactions.
     . Post and verify system generated activity, i.e., income and expense accruals.
     .   Prepare general ledger net cash proof used in NAV calculation.

 9)  Review and Reconcile With Custodian Statements:
     ----------------------------------------------
     . Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
     .   Post all cash settlement activity to the Trial Balance.
     .   Reconcile to ending cash balance accounts.
     .   Clear IAS subsidiary reports with settled amounts.
     . Track status of past due items and failed trades handled by the Custodian.

  10)  Submission of Daily Accounting Reports to the Trust:  (Additional reports
       ----------------------------------------------------
       readily available.)

       .  Trial Balance.
       . Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).
       .  NAV calculation report.
       .  Cash Availability and 3-day Cash Projection Report.


                          Monthly Accounting Services
                          ---------------------------

  1)   Full Financial Statement Preparation (automated Statements of Assets and
       ------------------------------------
       Liabilities, of Operations and of Changes in Net Assets) and submission to the Trust by 10th business day.

  2)   Submission of Monthly Automated IAS Reports to the Trust:
       --------------------------------------------------------
       .  Security Purchase/Sales Journal
       .  Interest and Maturity Report
       .  Brokers Ledger (Commission Report)
       . Security Ledger Transaction Report with Realized Gains/Losses . Security Ledger Tax Lot Holdings Report
       .  Additional reports available upon request

  3)   Reconcile Accounting Asset Listing to Custodian Asset Listing:
       -------------------------------------------------------------
       .  Report any security balance discrepancies to the Custodian/the Trust.

  4)   Provide Monthly Analysis and Reconciliation of Additional Trial Balance
       -----------------------------------------------------------------------
       Accounts, such as:
       --------
       .  Security cost and realized gains/losses
       .  Interest/dividend receivable and income
       .  Payable/receivable for securities purchased and sold
       .  Payable/receivable for trust shares; issued and redeemed
       .  Expense payments and accruals analysis

 5)    If Appropriate, Prepare and Submit to the Trust: (additional fees may
       ---------------------------------------------------------------------
       apply)
       ------
       . SEC yield reporting (non-money market funds with domestic and ADR securities only).
       .  Income by state reporting.
       .  Standard Industry Code Valuation Report.
       .  Alternative Minimum Tax Income segregation schedule.

                 Annual (and Semi-Annual) Accounting Services
                 --------------------------------------------

  1)  Assist and supply auditors with schedules supporting securities and
      -----------------------------------------
      shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

  2)  Provide NSAR Reporting (Accounting Questions):
      ---------------------------------------------

      If applicable, answer the following items:
      2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63,
      64B, 71, 72, 73, 74, 75, and 76.

      NOTE: All NSAR questions are completed by Fund/Plan Services when Fund/Plan's Administration Group is retained.

                Accounting Services Unit (ASU) Basic Assumptions
                                      for
                      Trainer, Wortham First Mutual Funds

The Fund/Plan Accounting Services Unit (ASU) is pleased to offer the above named Trust the comprehensive level of service necessary for proper portfolio accounting and valuation.

The Accounting Fees as proposed, are based on certain assumptions made upon review of the Trust's draft Prospectuses and Statement of Additional Information and discussions with Fund Management. To the extent these assumptions and requirements should change, fee revisions may be necessary.

Basic Assumptions:
-----------------

  1) Compliance reporting (Sub-Chapter "M") shall be maintained by Fund/Plan Services as Fund Administrator.

  2) The Trust's security trading activity will be comparable to the statistics for fiscal year 06/30/96 with turnover expected to be less than 100%.

  3) The number of securities and portfolio asset composition in the Trust will remain comparable to the current portfolio investments, primarily domestic equity and bonds.

  4) The Trust has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences. ASU does not provide security tax accounting which differs from its book accounting.

  5) The Trust foresees no difficulty in using Fund/Plan's standard current pricing services for domestic equity, bond, and ADR securities. Fund/Plan currently uses Reuters Inc., Muller Data Corporation or Interactive Data Corporation (IDC) for domestic equities and listed ADR's. Muller Data Corporation, J.J. Kenny Co., Inc., Telerate Systems, Inc., and IDC are used for bonds. Bloomberg is also available for price research and backup.

      It is assumed that ASU will work closely with the Trust to ensure the accuracy of the Trust's NAV and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual start-up date. We would propose that the Trust establish clear cut security variance procedures to minimize NAV miscalculations.

  6) To the extent the Trust requires daily security prices (limited in number) from specific brokers for domestic securities, these manual prices will be obtained by the Trust's investment advisor and faxed to ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. The Trust will supply ASU with the appropriate pricing contacts for these manual quotes.

  7) ASU will supply daily Portfolio Valuation Reports to the Trust's investment advisor or manager identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation. It will be the responsibility of the Trust's investment advisor to review these reports and to promptly notify ASU of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated Trust NAV.

  8) The Trust does not expect to invest in Open-end Regulated Investment Company's (RIC's), Futures, Swaps, Hedges, Derivatives or Foreign (non-US dollar denominated) Securities and Currency. To the extent these investment strategies should change, additional fees will apply after the appropriate procedural discussions have taken place between ASU and Trust management. (Two weeks advance notice is required should the Trust commence trading in these investments.)

  9) It is assumed for all debt issues that the investment advisor will supply ASU with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and CUSIP numbers. If applicable, for proper income accrual accounting, ASU will look to the Trust's investment advisor to supply the yield to maturity and related cash flow models for any mortgage/asset-backed securities held in the Trust.

  10) With respect to Mortgage/Asset-Backed securities including GNMA's, FHLMC's, FNMA's, CMO's, ARM's, the Trust shall direct the Custodian or a Trust supplied source, to provide ASU with current principal repayment factors on a timely basis in accordance with the appropriate securities' schedule. Income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by ASU when actual principal/income payments are collected by the Custodian and reported to ASU.

  11) To the extent applicable, ASU will maintain on a daily basis US dollar denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions. This proposal does not provide for tax classifications if they are required.

      If the Trust commences investment in domestic options or designated hedges, two weeks advance notice is required to clarify operational procedures between ASU and the investment advisor.

  12) To the extent the Trust should establish a Line of Credit in segregated accounts with the Custodian for temporary administrative purposes, and/or leveraging/hedging the portfolio, it is not the responsibility under this proposal for ASU to complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. The Trust shall direct the investment advisor to execute such responsibilities. ASU will, however, reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

  13) If the Trust commences participation in Security Lending, Leveraging, or Short Sales, within their portfolio securities, additional fees will apply. (Two weeks advance notice to ASU is required should the Trust desire to participate in the above.)

  14) The Trust shall direct the investment advisor or Fund/Plan Services as Administrator to supply ASU with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The

      Administrator will promptly communicate to ASU any adjustments needed.

  15) Specific deadlines shall be met and complete information shall be supplied by the Trust in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

      The Trust shall direct the investment advisor to provide to ASU Trade Authorization Forms, with the appropriate officer's signature on all security trades placed by the Trust no later than 12:30 PM Eastern time on settlement/value date for short term money market securities issues (assuming that trade date equals settlement date); and by 11:00 AM Eastern time on trade date plus one for non-money market securities. Receipt by ASU of trade information within these identified deadlines may be via telex, fax, or on-line system access. The investment advisor will also communicate all trade information directly to the Fund/Plan Custody Administrator. The Advisor and/or Fund/Plan's Custody Administrator will supply ASU with the trade details in accordance with the above stated deadlines.

      The Trust shall direct the investment advisor to include all information required by ASU; including CUSIP numbers and/or ticker symbols for all US dollar denominated trades on the Trade Authorization, telex or on-line support. ASU will supply the investment advisor with recommended trade ticket documents to minimize receipt of incomplete information. ASU will not be responsible for NAV changes or distribution rate adjustments that result from incomplete trade information.

  16) To the extent the Trust utilizes Purchases In-Kind (U.S. dollar denominated securities only) as a method for shareholder subscriptions, ASU will provide the Trust with procedures to properly handle and process securities in-kind. Should the Trust prefer procedures other than those provided by ASU, additional fees may apply. Discussions should take place at least two weeks in advance between ASU and the Trust to clarify the appropriate In-Kind operational procedures to be followed.

  17) It is assumed that the Trust's investment advisor or Fund/Plan Services as Administrator will complete the applicable performance and rate of return calculations as required by the SEC for the Trust.

  18) We would establish mutually agreed upon amortization procedures and accretion requirements for debt issues held by the Trust. Adjustments for financial statements regarding any issues with Original Issue Discount
      (OID) are not included under this agreement. The Trust shall direct its independent auditors to complete the necessary OID adjustments for financial statements and/or tax reporting.

  19) The Trust is not currently expected to issue separate classes of shares. To the extent they do so, additional fees will be negotiated.

                                                                    Schedule "B"
                                                                    ============

         Fund Accounting and Portfolio Valuation Services Fee Schedule

This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement. The Accounting Fees as set forth below are based on the "Basic Assumptions" as set forth in Schedule "A." To the extent that those assumptions are inaccurate or requirements change, fee revisions may be necessary.

FUND ACCOUNTING AND PORTFOLIO VALUATION FEES (US dollar denominated securities
--------------------------------------------
only) All Accounting Services fees are quoted with the assumption that Transfer Agent and Custody Administration Services will be provided by Fund/Plan Services, Inc.


     I.   Annual Fee Schedule Per Domestic Portfolio: U.S. Dollar Denominated
          ------------------------------------------
          Securities only (1/12th payable monthly)

          $24,000            Minimum to          $ 10 Million of Average Net
                                                 Assets
          .0004              On Next             $ 40 Million of Average Net
                                                 Assets
          .0003              On Next             $ 50 Million of Average Net
                                                 Assets
          .0001              Over                $100 Million of Average Net
                                                 Assets

     II.  Pricing Services Quotation Fee:  Specific costs will be identified
          ------------------------------
          based upon options selected by the Trust and will be billed monthly.


================================================================================
                               Muller Data       Interactive     J.J. Kenny
Security Types                     Corp.*         Data Corp.*     Co., Inc.*

------------------------------------------------------------------------------
Government Bonds                $ .50           $ .50            $.25 (a)
------------------------------------------------------------------------------
Mortgage-Backed                   .50             .50             .25 (a)
 (evaluated, seasoned,
 closing)
------------------------------------------------------------------------------
Corporate Bonds (short and        .50             .50             .25 (a)
 long term)
------------------------------------------------------------------------------
U.S. Municipal Bonds              .55             .80             .50 (b)
 (short and long term)
------------------------------------------------------------------------------
CMO's/ARM's/ABS                   1.00            .80            1.00 (a)
------------------------------------------------------------------------------
Convertible Bonds                 .50             .50            1.00 (a)
------------------------------------------------------------------------------
High Yield Bonds                  .50             .50            1.00 (a)
------------------------------------------------------------------------------
Mortgage-Backed Factors           1.00            n/a             n/a
 (per Issue per Month)
------------------------------------------------------------------------------
Domestic Equities                 (d)*            .15             n/a
------------------------------------------------------------------------------
Domestic Options                  n/a             .15             n/a
------------------------------------------------------------------------------
Domestic Dividends &
 Capital Changes                  (d)*           3.50             n/a
(per Issue per Month)
------------------------------------------------------------------------------
Foreign Securities                .50             .50             n/a
------------------------------------------------------------------------------
Foreign Securities
 Dividends & Capital              2.00           4.00             n/a
 Changes
(per Issue per Month)
------------------------------------------------------------------------------
Set-up Fees                       n/a            n/a              .25 (c)
------------------------------------------------------------------------------
All Added Items                   n/a            n/a              .25 (c)
==============================================================================


* Based on current Vendor costs, subject to change. Costs are quoted based on individual security CUSIP/identifiers and are per issue per day.

          (a)  $35.00 per day minimum
          (b)  $25.00 per day minimum
          (c)  $ 1.00, if no CUSIP
          (d)  At no additional cost to Fund/Plan clients

     A)   Futures and Currency Forward Contracts    $2.00 per Issue per Day

     B)   Telerate Systems, Inc.*  (if applicable)
                   *Based on current vendor costs, subject to change.

          Specific costs will be identified based upon options selected by the Trust and will be billed monthly.

     C)   Reuters, Inc.*
                   *Based on current vendor costs, subject to change.

          Fund/Plan does not currently pass along the charges for the domestic security prices supplied by Reuters, Inc.

III.  SEC Yield Calculation: (if applicable)
      ---------------------

Provide up to 12 reports per year to reflect the yield calculations for non-money market funds required by the SEC, $1,000 per year per Fund. Daily SEC yield reporting is available at $3,000 per year per Fund. (US dollar denominated securities only).

IV.  Out-of-Pocket Expenses:
     ----------------------

The Funds will reimburse Fund/Plan Services, Inc. monthly for all reasonable out-of-pocket expenses, including telephone, postage, overdraft charges, EDGAR filings, Fund/SERV and Networking expenses, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies as incurred and approved.

V.  Additional Services:
    -------------------

To the extent the Funds commence using investment techniques such as Futures, Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign trading (non U.S. dollar denominated securities and currency), additional fees will apply. Activities of a non-recurring nature such as shareholder in kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. To the extent that the Funds should decide to issue multiple/separate classes of shares, additional fees will apply. Any additional/enhanced services, programming requests, or reports will be quoted upon request.

                                                                    Schedule "C"
                                                                    ============

IDENTIFICATION OF SERIES
========================

Below are listed the Series to which services under this Agreement are to be performed as of the execution date of this Agreement:

         TRAINER, WORTHAM FIRST MUTUAL FUNDS
         -----------------------------------

         First Mutual Fund
         Trainer, Wortham Emerging Growth Fund
         Trainer, Wortham Total Return Bond Fund